EXHIBIT 4.6
                                  -----------

                                                                [Execution Copy]


                         GUARANTEE ASSUMPTION AGREEMENT


     GUARANTEE ASSUMPTION AGREEMENT dated as of July 2, 2001, by Ravenswood Winery, Inc., a California corporation (the "Additional Subsidiary Guarantor"), in favor of The Chase Manhattan Bank, as administrative agent for the lenders or other financial institutions or entities party as "Lenders" to the Credit Agreement referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     Constellation Brands, Inc., a Delaware corporation, the Subsidiary Guarantors referred to therein and the Administrative Agent are parties to a Credit Agreement dated as of October 6, 1999 (as modified and supplemented and in effect from time to time, the "Credit Agreement").

     Pursuant to Section 6.09(a) of the Credit Agreement, the Additional Subsidiary Guarantor hereby agrees to become a "Subsidiary Guarantor" for all purposes of the Credit Agreement, and an "Obligor" for all purposes of the U.S. Equity Pledge Agreement. Without limiting the foregoing, the Additional Subsidiary Guarantor hereby, jointly and severally with the other Subsidiary Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Guaranteed Obligations (as defined in Section 3.01 of the Credit Agreement) in the same manner and to the same extent as is provided in Article III of the Credit Agreement. In addition, the Additional Subsidiary Guarantor hereby makes the representations and warranties set forth in Sections 4.01, 4.02 and 4.03 of the Credit Agreement, and in Section 2 of the U.S. Equity Pledge Agreement, with respect to itself and its obligations under this Agreement, as if each reference in such Sections to the Loan Documents included reference to this Agreement.

     The Additional Subsidiary Guarantor hereby agrees that Annex 1 of the U.S. Equity Pledge Agreement shall be supplemented as provided in Attachment A hereto.

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     IN WITNESS  WHEREOF,  the Additional  Subsidiary  Guarantor has caused this
Guarantee Assumption Agreement to be duly executed and delivered as of the day and year first above written.

                                          RAVENSWOOD WINERY, INC.


                                          By /s/ Thomas S. Summer
                                             -----------------------------------
                                                 Thomas S. Summer
                                          Title:   Vice President and Treasurer

Accepted and agreed:

THE CHASE MANHATTAN BANK, as
Administrative Agent


By /s/ B.B. Wuthrich
   --------------------------------
   Title: Vice President

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                                                                    ATTACHMENT A

              Supplement to Annex 1 to U.S. Equity Pledge Agreement
              -----------------------------------------------------

                                  PLEDGED STOCK
                                  -------------

RAVENSWOOD WINERY, INC.


     ISSUER          CERTIFICATE NOS.     REGISTERED OWNER      NUMBER OF SHARES
----------------     ----------------     ----------------      ----------------

N/A*                 N/A*                 N/A*                  N/A*
----------------     ----------------     ----------------      ----------------

* Ravenswood Winery, Inc. does not own any capital stock or other ownership interests in another Person (as defined in the Credit Agreement).